MAYFAIR GOLD CORP.

(the “Company”)

INCENTIVE COMPENSATION RECOVERY POLICY

I.INTRODUCTION

1.The Board of Directors of the Company believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company's compensation philosophy. The Board has therefore adopted this policy, which provides for the recovery of erroneously awarded incentive compensation in the event that the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirements under the federal securities laws [, and/or in the event of detrimental conduct by executive officers or other key employees]1  (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), related rules and the listing standards of the NYSE American or any other securities exchange on which the Company’s shares are listed in the future.

II.ADMINISTRATION

1.This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee (the “Committee”), in which case, all references herein to the Board shall be deemed references to the Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

III.COVERED EXECUTIVES 2

1.Unless and until the Board determines otherwise, for purposes of this Policy, the term “Covered Executive” means a current or former employee who is or was identified by the Company as the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including any executive officer of the Company’s subsidiaries or affiliates) who performs similar policy-making functions for the Company. “Policy-making function” excludes policy-making functions that are not significant.

1 This provision is an optional expansion of the policy to cover detrimental conduct by key employees (who would need to be defined).  The client may also wish to draft a separate policy that would not be publicly disclosed.

2 “Covered Executives” is based on the definition of “officer” under Rule 16a-1(f) of the Exchange Act as presented in the listings standards.

2.For the avoidance of doubt, “Covered Executives” will include at least the following Company officers:  the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and a Vice President.

3.This Policy covers Incentive Compensation received by a person after beginning service as a Covered Executive and who served as a Covered Executive at any time during the performance period for that Incentive Compensation.

IV.RECOVERY: ACCOUNTING RESTATEMENT

1.In the event of an “Accounting Restatement,” the Company will  recover reasonably promptly any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, including transition periods resulting from a change in the Company’s fiscal year as provided in Rule 10D-1 of the Exchange Act.  Incentive Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

(a)Definition of Accounting Restatement.

(i)For the purposes of this Policy, an “Accounting Restatement” means the Company is required to prepare an accounting restatement of its financial statements filed with the Securities and Exchange Commission (the “SEC”) due to the Company’s material noncompliance with any financial reporting requirements under the federal securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period).

(ii)The determination of the time when the Company is “required” to prepare an Accounting Restatement shall be made in accordance with applicable SEC and national securities exchange rules and regulations.

(iii)An Accounting Restatement does not include situations in which financial statement changes did not result from material non-compliance with financial reporting requirements, such as, but not limited to retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustment to provision amounts in connection with a prior business combination; and (vi) revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.

(b)Definition of Incentive Compensation.

(i)For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, including, for example, bonuses or awards under the Company’s short and long-term incentive plans, grants and awards under the Company’s equity incentive plans, and contributions of such bonuses or awards to  the Company’s deferred compensation plans or other employee benefit plans.  Incentive Compensation does not include awards which are granted, earned and vested without regard to attainment of Financial Reporting Measures, such as time-vesting awards, discretionary awards and awards based wholly on subjective standards, strategic measures or operational measures.3

(c)Financial Reporting Measures.

(i)“Financial Reporting Measures” are those that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including non-GAAP financial measures) and any measures derived wholly or in part from such financial measures. For the avoidance of doubt, Financial Reporting Measures include stock price and total shareholder return.  A measure need not be presented within the financial statements or included in a filing with the SEC to constitute a Financial Reporting Measure for purposes of this Policy.

(d)Excess Incentive Compensation: Amount Subject to Recovery.

(i)The amount(s) to be recovered from the Covered Executive will be the amount(s) by which the Covered Executive’s Incentive Compensation for the relevant period(s) exceeded the amount(s) that the Covered Executive otherwise would have received had such Incentive Compensation been determined based on the restated amounts contained in the Accounting Restatement.  All amounts shall be computed without regard to taxes paid.

(ii)For Incentive Compensation based on Financial Reporting Measures such as stock price or total shareholder return, where the amount of excess compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Board will calculate the amount to be reimbursed based on a reasonable estimate of the effect of the Accounting Restatement on such Financial Reporting Measure upon which the Incentive Compensation was received. The Company will maintain documentation of that reasonable estimate and will provide such documentation to the applicable national securities exchange.

3 Consider whether to include NEOs’ equity-based compensation to earn points under ISS’s Equity Plan Score Card (“EPSC”): 45. How does ISS assess a company's clawback policy for EPSC purposes? In order to receive EPSC points for the clawback policy factor, the policy should authorize recovery upon a financial restatement and cover all or most equity-based compensation for all NEOs (including both time- and performance vesting equity awards). A clawback policy that adheres to the minimum requirements of the SEC’s finalized clawback rules under Dodd-Frank will not receive EPSC points, because the final rules generally exempt time-vesting equity from compensation that must be covered by the policy.

(e)Method of Recovery.

(i)The Board will determine, in its sole discretion, the method(s) for recovering reasonably promptly excess Incentive Compensation hereunder. Such methods may include, without limitation:

(A)requiring reimbursement of compensation previously paid;

(B)forfeiting any compensation contribution made under the Company’s deferred compensation plans, as well as any matching amounts and earnings thereon;

(C)offsetting the recovered amount from any compensation that the Covered Executive may earn or be awarded in the future (including, for the avoidance of doubt, recovering amounts earned or awarded in the future to such individual equal to compensation paid or deferred into tax–qualified plans or plans subject to the Employee Retirement Income Security Act of 1974 (collectively, “Exempt Plans”); provided that, no such recovery will be made from amounts held in any Exempt Plan of the Company);

(D)taking any other remedial and recovery action permitted by law, as determined by the Board; or

(E)some combination of the foregoing.

V.RECOVERY: DETRIMENTAL CONDUCT.4

1.In the event the Board makes a good faith determination that a Covered Executive or other Key Employee has engaged in Detrimental Conduct, then the Company may recover all or a portion of their Incentive Compensation, or benefits in which they have become vested under the terms of the Company’s Deferred Compensation Plan.

2.The term “Key Employee” includes a Covered Executive and [insert categories of employees subject to the recovery policy.]

3.The term “Detrimental Conduct” means any of the following in relation to the Covered Executive or other Key Employee:

(a)their deliberate and continued failure substantially to perform their duties and responsibilities, which failure has had an adverse effect on the Company;

(b)their knowing and willful violation of any law, government regulation, the Company Code of Business Conduct and Ethics or any Company policy;

(c)their act of fraud or dishonesty resulting, or intended to result in, their personal enrichment at the expense of the Company; or

4 This section is an optional expansion of the policy to cover detrimental conduct by key employees (who would need to be defined).  Clients may also wish to draft a separate policy that would not be publicly disclosed.

(d)their gross misconduct in performance of their duties that results in economic harm to the Company.

VI.NO INDEMNIFICATION OR ADVANCE.

1.Subject to applicable law, the Company shall not indemnify, including by paying or reimbursing for premiums for any insurance policy covering any potential losses, any Covered Executives against the loss of any erroneously awarded Incentive Compensation, nor shall the Company advance any costs or expenses to any Covered Executives in connection with any action to recover excess Incentive Compensation.

VII.INTERPRETATION.

1.The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC or any national securities exchange on which the Company's securities are listed.

VIII.EFFECTIVE DATE.

1.The effective date of this Policy is January 8, 2026 (the “Effective Date”).5 This Policy applies to Incentive Compensation received by Covered Executives on or after the Effective Date.

2.In addition, this Policy is intended to be and will be incorporated as an essential term and condition of any Incentive Compensation agreement, plan or program that the Company establishes or maintains on or after the Effective Date.

IX.AMENDMENT AND TERMINATION.

1.The Board may amend this Policy from time to time in its discretion, and shall amend this Policy as it deems necessary to reflect changes in regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by NYSE American or any other securities exchange on which the Company’s shares are listed in the future.

X.OTHER RECOVERY RIGHTS.

1.The Board intends that this Policy will be applied to the fullest extent of the law. Upon receipt of this Policy, each Covered Executive is required to complete the Receipt and Acknowledgement attached as Schedule A to this Policy.6 The Board may require that any employment agreement or similar agreement relating to Incentive Compensation received on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any (i) other remedies or rights of compensation recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, or similar agreement relating to Incentive Compensation, unless any such agreement expressly prohibits such right of recovery, and (ii) any other legal remedies available to the Company.  The

5 Each listed issuer must comply with its recovery policy for all incentive-based compensation received by executive officers on or after the effective date of the applicable listing standards.

6 Whether to pursue the acknowledgement should be part of a broader discussion on enforceability of the policy and existing clawback enforcement provisions in plans and award agreements.

provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.

XI.IMPRACTICABILITY.

1.The Company shall recover any excess Incentive Compensation in accordance with this Policy, except to the extent that certain conditions are met and the Board has determined that such recovery would be impracticable, all in accordance with Rule 10D 1 of the Exchange Act and NYSE American or any other securities exchange on which the Company’s shares are listed in the future.

XII.SUCCESSORS.

1.This Policy shall be binding upon and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Schedule A

INCENTIVE COMPENSATION RECOVERY POLICY

RECEIPT AND ACKNOWLEDGEMENT

I, __________________________________________, hereby acknowledge that I have received and read a copy of the Incentive Compensation Recovery Policy. As a condition of my receipt of any Incentive Compensation as defined in the Policy, I hereby agree to the terms of the Policy. I further agree that if recovery of excess Incentive Compensation is required pursuant to the Policy, the Company shall, to the fullest extent permitted by governing laws, require such recovery from me up to the amount by which the Incentive Compensation received by me, and amounts paid or payable pursuant or with respect thereto, constituted excess Incentive Compensation.  If any such reimbursement, reduction, cancelation, forfeiture, repurchase, recoupment, offset against future grants or awards and/or other method of recovery does not fully satisfy the amount due, I agree to immediately pay the remaining unpaid balance to the Company.

Signature	Date